                              MANAGEMENT AGREEMENT

         This Management Agreement, dated as of June 30, 2000, is made by and among Marketing Specialists Sales Company, a Texas corporation ("MSSC"), and Mancini & Groesbeck, Inc., a Utah corporation ("MGU"), Mancini & Groesbeck, Inc. Montana, a Montana corporation ("MGM", and together with MGU, the "COMPANIES"), Tad Mancini ("TM") and Chris Mancini (together with TM, "MANCINI"). Each of MSSC, the Companies and Mancini are sometimes referred to herein as a "PARTY" and collectively as "PARTIES".

                                   RECITALS:

         Mancini and the Companies own and operate a sales, marketing and merchandising business operating in Utah, Idaho, Montana and serving Albertson's corporately in Idaho and Arizona.

         MSSC operates a national sales, marketing and merchandising company.

         The Parties hereto desire to formalize a contractual relationship outlining rights, duties and obligations relating to the Business (as defined below) and the potential acquisition by MSSC of the Companies;

         NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

                                    ARTICLE I.

                                   DEFINITIONS

         1.1. DEFINITIONS. As used herein the following terms shall have the following meanings:

                  "ACQUISITION PROPOSAL" means any proposal or offer, other than a proposal or offer by MSSC or its Affiliates, with respect to (a) any merger, reorganization, recapitalization, consolidation, share exchange, business combination, liquidation, dissolution or other similar transaction involving the Companies, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 5% or more of the assets of the Companies, in a single transaction or series of transactions (whether related or unrelated), other than inventory sold, leased, exchanged, mortgaged, pledged, transferred or otherwise disposed of in the ordinary course of business, (c) any sale of, tender offer or exchange offer for, 5% or more of the outstanding shares of any class of the Companies' equity or debt securities or the filing of a registration statement under the Securities Act of 1933 in connection therewith, (d) the acquisition by any Person of beneficial ownership of 5% or more of the then outstanding shares of any class of the Companies'

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         equity or debt securities or (e) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                  "AFFILIATE" shall mean, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person, whether through the ownership of voting securities, by contract or otherwise.

                  "AGREEMENT" shall mean this Management Agreement as originally executed, and as amended, modified, supplemented or restated from time to time.

                  "BASE LINE AMOUNT" shall mean an amount equal to $500,000.

                  "BUSINESS" shall mean the business of providing outsourced sales, merchandising, marketing and order management services to manufacturers, suppliers and producers of food products and consumer goods in order to sell the products and goods to various retailers and wholesalers in a variety of trade channels, including grocery stores, drug stores, convenience stores and mass merchandisers located in Utah, Montana and Idaho, plus Albertson's corporately.

                  "BUYOUT" shall have the meaning given such term in Section 6.1 hereof

                  "BUYOUT DATE" shall have the meaning given such term in
         Section 6.1 hereof.

                  "BUYOUT PURCHASE PRICE" shall have the meaning given such term in Section 6.2 hereof.

                  "CHANGE IN CONTROL" shall mean (i) the transfer, sale or other disposition of all or substantially all of the assets of MSSC to another Person, (ii) the merger or consolidation of Parent or MSSC with or into another Person which results in the capital stock of Parent or MSSC held by the shareholders of Parent or MSSC, as the case may be, immediately prior to such transaction being converted into less than 50% of the outstanding capital stock of the surviving corporation, or
         (iii) a transaction or series of related transactions in which more than 50% of the voting power of Parent or MSSC is disposed of; PROVIDED, HOWEVER, that no Change of Control shall result from the transfer of assets to, or merger or consolidation with, an Affiliate of Parent or MSSC, or from a transaction or series of related transactions in which Parent converts its corporate existence in the form of a publicly-held company to a privately-held company.

                  "CODE" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of future laws.

                  "EFFECTIVE DATE"  shall mean July 1, 2000.

                  "OPTION FEE" shall have the meaning given such term in Section
         2.1 hereof.


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

                  "LOSSES" shall mean, for any fiscal period during the term of this Agreement, the net loss recognized by the Companies applying an accrual method of accounting as determined in accordance with the Code and the Regulations thereunder.

                  "PARENT" shall mean Marketing Specialists Corporation, a Delaware corporation and parent corporation of MSSC.

                  "PERSON" shall mean any individual, partnership, corporation, trust or other entity, or any government or political subdivision, or any agency, department or instrumentality thereof.

                  "PROFITS" shall mean, for any fiscal period during the term of this Agreement, the net income recognized by the Companies applying an accrual method of accounting as determined in accordance with the Code and the Regulations thereunder.

                  "REGULATIONS" shall mean the Treasury Regulations promulgated under the Code, as such Treasury Regulations shall be in effect from time to time.

                  "SERVICES" shall have the meaning given such term in Section
         2.3 hereof.

                  "STOCK PURCHASE AGREEMENT" shall mean a Stock Purchase Agreement to be entered into among the Parties, substantially in the form of EXHIBIT A attached hereto, with such changes as may be mutually agreed to by the Parties.

                                  ARTICLE II.

                           OPTION; SERVICES; AND TERM

         2.1. OPTION FEE. In consideration for the Parties' agreement to the Buyout on the terms and conditions in this Agreement and the Stock Purchase Agreement, as applicable, and for the Option described in Section 6.1 hereof, MSSC shall pay to Mancini a non-refundable option fee in an amount equal to $1,000,000 (the "OPTION FEE"). The Option Fee shall be paid to Mancini as follows: (i) $500,000 on the date of this Agreement and (ii) $500,000 on the date that is six (6) months after the date hereof. Payment of the Option Fee shall be made by wire transfer of lawful money of the United States of America in immediately available funds to the accounts designated by Mancini.

         2.2. MANAGEMENT OF BUSINESS. The Companies shall be responsible for the performance of the Business heretofor performed separately by MSSC and the Companies. The overall management and control of the day-to-day business and affairs of the Business shall be vested in the respective directors and officers of the Companies. The Companies shall conduct the Business in the ordinary course of business consistent with past practices. MSSC and the Companies shall each continue to own their separate assets.

         2.3. MSSC SERVICES. As consideration for the Parties' agreement to the payment of performance bonuses and the distribution of Profits in accordance with Section 4.1 hereof, during the term of this Agreement, MSSC shall provide to the Business certain services, including managerial, technological and accounting support services, as the Companies may request and as MSSC deems, in its sole discretion, appropriate and advisable to the management of the Business (the "SERVICES"). As part of the Services provided to the Business pursuant to this Agreement, MSSC shall make all decisions regarding brokerage contracts providing for national coverage and resolution of any conflicts created by such national appointments.

         2.4. OFFICE LOCATIONS. The Business shall be conducted from the offices currently occupied by the Companies. As soon as reasonably practicable after the Effective Date, Mancini and the Companies shall allow MSSC to move its assets to be used in connection with the Services into the Companies' offices located in Salt Lake City, Utah, Boise, Idaho and Billings, Montana. MSSC shall provide such technological and logistical assistance in connection with these migrations as may be reasonably requested. Any and all office leases to which MSSC is currently a party shall not be assumed by the Companies or Mancini and shall remain the sole responsibility of MSSC. The Parties acknowledge that it will not be practical to move employees from the MSSC Salt Lake City offices until the Genesys system is operational in the Companies' facility. The Parties agree to use their best efforts to promptly arrange for the installation of the Genesys system in the Companies' facility. Until such installation has been completed, MSSC will allow Company personnel to make such use of the MSSC facility in Salt Lake City and the Genesys system as may be required in conducting the Business.

         2.5. PAYMENT FOR MANAGEMENT OF THE BUSINESS. In consideration of the Companies' management of the Business, MSSC shall pay to the Companies an amount equal to any and all commissions or other sums actually received by MSSC attributable to services performed or contracted for after the Effective Date relating to the Business. On or before the 15th day of each month, beginning July 2000, MSSC shall pay to the Companies the sum of $166,667.00 as an advance on payments due under this Section 2.5. As soon as practicable after the close of each calendar quarter, MSSC shall reconcile the amount actually due the Companies with the amount of the advances paid. If the amount of the advances exceeds the amount actually due, the Companies shall pay the difference to MSSC. If the amount of the advances is less than the amount actually due, MSSC shall pay the difference to the Companies. At least monthly, MSSC shall provide the Companies documentation evidencing the payments received by MSSC which are the basis for payments due the Companies. The advance payments described in this section are intended to approximate amounts actually due the Companies. If any quarterly reconciliation evidences that the advance payments do not reasonably approximate amounts actually due, the amount of subsequent advance payments shall be adjusted.

         2.6. TERM. The initial term of this Agreement shall commence as of the Effective Date and shall continue for a period of one (1) year, unless earlier terminated pursuant to the provisions of this Agreement. Unless otherwise terminated pursuant to Article VIII, this Agreement shall automatically renew for successive one-year terms.

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES

         3.1. REPRESENTATIONS AND WARRANTIES. Each of the Parties hereby makes the following representations and warranties to the others that:


                                       4
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        3.1.1. ORGANIZATION. If the Party is a corporation it is, and during the term of this Agreement shall at all times continue to be, a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation.

         3.1.2. AUTHORITY. The Party has all requisite power, authority and capacity to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by the Party of this Agreement, and the performance by it of its obligations hereunder, have been duly and validly authorized by all requisite action on its part. This Agreement has been duly executed and delivered by the Party, and this Agreement and all exhibits and documents executed and delivered by the Party in connection with the consummation of the transactions contemplated hereby, are the valid and legally binding obligations of the Party, enforceable against the Party in accordance with the terms hereof and thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditor's rights generally and by principles of equity (whether considered in a proceeding at law or in equity). No consent, approval or other action by any governmental authority is required in connection with the execution, delivery and performance by the Party of this Agreement.

         3.1.3. NO VIOLATION. The execution, delivery and, assuming receipt of the consents described in Section 6.4 hereof, performance by the Party of this Agreement and the consummation of the transactions contemplated hereby, do not and will not, to the extent applicable, (i) violate, conflict with or result in the breach of any provision of its charter documents or by-laws, (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under, any material instrument, contract or other agreement to which the Party or any of its Affiliates is a party, or by or to which the Party or any of its Affiliates or any of their respective assets or properties may be bound or subject; (iii) violate any order, writ, judgment, injunction, award or decree of any federal, state, local or foreign court, arbitrator or governmental or regulatory body against, or binding upon, the Party or any of its Affiliates or any of their respective assets or properties;
(iv) violate any statute, law or regulation of any governmental or regulatory body; or (v) result in the creation or imposition of any lien, charge or encumbrance of any nature or description upon any of the properties, assets or businesses of the Party or any of its Affiliates.

         3.1.4. BROKERS. Neither the Party nor any of its Affiliates has engaged any broker, finder or investment banker in connection with this Agreement or any transactions contemplated by this Agreement.

         3.1.5. NO LITIGATION. Except as disclosed on SCHEDULE 3.1 hereto, there is no litigation or proceeding pending nor, to the Party's knowledge, is any investigation pending or litigation, proceeding or investigation threatened involving the Party or any of its Affiliates, which could, if adversely determined, materially and adversely affect its operations and financial condition, or its performance under this Agreement. MSSC hereby undertakes to notify the other Parties if at any time during the term of this Agreement MSSC or Parent becomes a party to a proceeding in a state or federal court located in the State of Utah.


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

                                  ARTICLE IV.

                      PERFORMANCE BONUSES AND DISTRIBUTIONS

         4.1. PERFORMANCE BONUSES. The Parties hereby agree that the Companies shall pay performance bonuses, if any, during the term of this Agreement in accordance with the following:

        (a) The Companies shall have the right to all Profits up to and equal to the Base Line Amount; and

        (b) To the extent Profits exceed the Base Line Amount, MSSC shall receive a performance bonus equal to fifty percent (50%) of such excess Profits.

         4.2. ALLOCATION OF LOSSES. Losses during the term of this Agreement, if any, shall be allocated fifty percent (50%) to the Companies and fifty percent (50%) to MSSC.

         4.3. DISTRIBUTIONS. Periodically, but in no event less frequently than at the end of each fiscal quarter, the Companies shall pay performance bonuses and make distributions of Profits, if any, in accordance with the provisions of
Section 4.1 and to the extent permitted by all applicable laws. From time to time, the Companies may pay bonuses to Mancini in accordance with Section 5.1 herein and any such bonuses paid shall be deemed Profits allocated to the Companies for purposes of this Article IV.

                                   ARTICLE V.

                                    COVENANTS

         5.1. CONDUCT OF THE COMPANIES. During the term of this Agreement, Mancini and the Companies hereby agree that the Companies (i) shall operate and maintain their assets, properties and business, and otherwise conduct their business, only in the ordinary course of business and consistent with past practices, and (ii) will use all reasonable efforts to preserve substantially the relationships with their representatives, suppliers, principals and customers, perform its obligations under all contracts, leases, licenses and permits, and comply with all applicable laws. Mancini shall cause the Companies not to (a) enter into or agree to any transaction outside the scope and limits of the Business, (b) incur any indebtedness other than in the ordinary course of business and consistent with past practices, (c) issue any equity securities or rights to purchase equity securities, (d) increase or agree to increase the salary, compensation, bonus, or benefits of any of the directors, officers or employees of the Companies other than in the ordinary course of business and consistent with past practices, (e) make or cause to be made any dividends, advances or similar distributions of any kind to any shareholder, director, officer or employee of the Companies other than in the ordinary course of business and consistent with past practices, or (f) sell or otherwise dispose of or encumber any material asset or property of the Companies or any of their Affiliates.

         5.2. BOOKS AND RECORDS. At all times during the term of this Agreement, the Companies shall maintain accurate books and records in which shall be entered all matters relating to the Business, including all income, expenditures, assets and liabilities thereof. MSSC and its authorized representatives shall have the right to inspect, examine and copy the books, records, files and other documents of the Companies at all reasonable times at the Companies' principal place of business. MSSC may at any time request an audit of the Companies books and records; provided, however, that such audit shall be conducted in a manner that causes it to not unreasonably interfere with the conduct of business by the Companies.

         5.3. MSSC CORPORATE EXPENSES. The Companies shall reimburse a portion of MSSC's overhead expenses relating to the Companies' use of certain administrative and sales technologies purchased by MSSC on a national basis. Such expenses may include Genesys, Spectra, Market Metrics, Apollo, AC Nielsen, Intactix, and Information Resources (IRI). No later than ten (10) days after the receipt of a financial report from MSSC supporting its overhead expenses allocated to the Companies, which reports shall not be more frequent than monthly, the Companies shall pay to MSSC an amount equal to the Companies' proportional share of the expenses indicated in such report. MSSC is in the process of obtaining vendor approval for the Companies to use the technologies. If any vendor refuses to grant such permission, the Companies will not be required to pay any portion of that expense.

         5.4. FINANCIAL REPORTS. The Companies shall cause to be delivered to MSSC, within sixty (60) days after the end of the Companies' fiscal year, financial statements of the Companies for the year then ended consisting of at least (i) a balance sheet as of the close of such year and (ii) an income statement and statement of cash flows for such year, together with a report thereon without qualifications by independent public accountants acceptable to MSSC. In addition to the foregoing, the Companies shall deliver to MSSC, within 30 days after the end of each fiscal quarter, financial statements of the Companies for the fiscal quarter then ended, certified by the corporate secretary of the Companies as being true and correct, and consisting of at least
(i) a balance sheet as of the end of such fiscal quarter and (ii) an income statement and statement of cash flows for such fiscal quarter. The parties acknowledge that the Companies do not have audited financial statements and that the Companies' financial statements are prepared on the accounting basis used by the Companies for income tax purposes, which is a comprehensive basis of accounting, other than generally accepted accounting principles.

                                  ARTICLE VI.

                                BUYOUT PROVISIONS

         6.1. BUYOUT. Subject to the terms and conditions of this Agreement and the Stock Purchase Agreement, MSSC shall purchase from Mancini all of the issued and outstanding capital stock of the Companies (the "BUYOUT"). Except as otherwise provided herein, the Buyout shall occur on the first anniversary of the Effective Date or such other date as is mutually agreed upon by the Parties (the "BUYOUT DATE"). In the event a Change of Control occurs, Mancini, in its sole discretion, shall have the option to (i) accelerate the Buyout Date to a date mutually agreeable to the Parties, which date shall be no later than sixty
(60) days after the effective date of the Change of Control, or (ii) elect not to consummate the Buyout and terminate this Agreement. Further, in the event (i) Parent's gross revenues for the fiscal year ended December 31, 2000 are less than $300,000,000, or (ii) MSSC does not have available cash to satisfy the cash portion of the Buyout Purchase Price on the Buyout Date, Mancini shall have the right to elect not to consummate the Buyout and terminate this Agreement. In the event the Companies'


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annualized gross revenues as of the Buyout Date are less than $3,000,000,
MSSC shall have the right to elect not to consummate the Buyout and terminate this Agreement (the "OPTION").

         6.2. BUYOUT CONSIDERATION. Subject to any adjustment as set forth in this Section 6.2, the total consideration to be paid by MSSC to Mancini for the Buyout shall be an amount equal to the sum of (i) cash payment equal to fifty percent (50%) of the current accounts receivable of the Companies for the month immediately preceding the Buyout Date, (ii) $1,000,000 in cash, (iii) subordinated promissory notes in the aggregate original principal amount of $4,000,000 substantially in the form attached to the Stock Purchase Agreement as Exhibit A thereto, and (iv) the previously paid Option Fee (the "BUYOUT PURCHASE PRICE"). For purposes of determining the Buyout Purchase Price, "current accounts receivable" shall mean an amount due and payable in accordance with the normal receivable cycle of the Companies for that particular principal or customer, but in no event more than thirty (30) days past due. The Parties agree and acknowledge that if the annualized revenues of the Companies are less than $7,000,000 as of the Buyout Date, the Buyout Purchase Price automatically shall be adjusted downward $1.00 for each $1.00 the annualized revenues are below $7,000,000. If the annualized revenues of the Companies are $7,000,000 or greater as of the Buyout Date, there shall be no adjustment of the Buyout Purchase Price.

         6.3. DEFERRED COMPENSATION OBLIGATIONS. The Companies are party to certain deferred compensation agreements with Vince Mancini and Scott Davey. In connection with the Buyout, MSSC shall assume the Companies' obligations as of the Buyout Date under such deferred compensation agreements in the amounts so indicated: (i) Vince Mancini in an amount not to exceed $388,000 payable in monthly installments through June 30, 2002, and (ii) Scott Davey in an amount not to exceed $72,000 payable in monthly installments through June 30, 2002. Notwithstanding the foregoing, in the event the Buyout Date is accelerated before the first anniversary of the date of this Agreement, MSSC shall assume all payment obligations under the deferred compensation agreements of Vince Mancini and Scott Davey as of the accelerated Buyout Date; provided that the Companies are current with respect to all amounts due and payable under such deferred compensation agreements and are not in default or breach of the terms of such deferred compensation agreements. Mancini shall remain liable for such amounts and other obligations owed under the deferred compensation agreements that are not assumed by MSSC pursuant to this Section 6.3.

         6.4. CONDITION TO BUYOUT. Mancini hereby acknowledges that MSSC and Parent are parties to an indenture and credit facilities, which impose certain restrictions on MSSC, including, but not limited to, a limitation on the amount of debt that MSSC is permitted to incur, a limitation on the amount that MSSC is permitted to pay for any acquisition to a specified multiple of the acquisition target's cash flow, and a requirement that any indebtedness (including deferred obligations) incurred or assumed in connection with an acquisition be subordinated to the note holders and senior lenders. The Parties agree that the Buyout is expressly conditioned upon there being no conflict with or violation, default, breach or contravention of the indenture and credit facilities of Parent or MSSC, as such exist on the Buyout Date, and any and all other financing agreements that are in effect, and to which Parent or MSSC is subject, on the Buyout Date.


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

         6.5. DUE DILIGENCE. Between the date of this Agreement and the Buyout Date, the Companies and Mancini shall afford MSSC and its accountants, attorneys, lenders and other representatives and designees access during normal business hours and at other reasonable times to all things related to the assets, personnel and affairs of the Companies, including, without limitation, access to the Companies' books, records, files, properties, contracts, financial data and operating data and accounting and legal representatives. Mancini shall make the officers and employees of the Companies available to MSSC and its representatives from time to time as reasonably requested.

         6.6. STANDSTILL AGREEMENT. During the term of this Agreement, the Companies and Mancini will not, and will cause their representatives to not, directly or indirectly, (i) initiate, solicit, seek, encourage or otherwise facilitate (including by way of furnishing information or assistance) any inquiry, communication or proposal that constitutes, or could reasonably be expected to result in, an Acquisition Proposal, (ii) enter into any agreement contemplating or otherwise relating to an Acquisition Proposal, (iii) provide any information or data to, or engage in, maintain or continue discussions or negotiations with, any Person in furtherance of any such inquiry, communication or proposal or otherwise relating to an Acquisition Proposal or for the purpose of obtaining an Acquisition Proposal, (iv) accept, agree to, endorse or recommend any Acquisition Proposal, or (v) release any third party from any standstill or confidentiality agreement, or waive or amend any provision thereof, to which it is a party; provided, that no Person shall be deemed to have provided any information or data to, or engaged in, maintained or continued discussions or negotiations with, any other Person in violation of this Section
6.6 if such Person advises the other Person that they are precluded from taking any action that would constitute a violation of this Section 6.6. Mancini shall notify MSSC orally (within one business day) and in writing (as promptly as practicable) of all relevant details relating to, and all material aspects of (including the identity of the Person making such inquiry, communication or proposal), all inquiries, communications and proposals which it or any of its representatives may receive relating to any of such matters and, if such inquiry, communication or proposal is in written form or electronically or magnetically stored, shall deliver to MSSC a copy of such inquiry, communication or proposal as promptly as practicable. The Companies and Mancini have terminated, and have caused each of their representatives to cease and terminate, any existing initiation, solicitation, encouragement, facilitation, communication, discussion or negotiation with any Person conducted heretofore by the Companies or Mancini, or any of their representatives relating to any Acquisition Proposal. The Companies and Mancini shall promptly notify their representatives of the obligations undertaken in this Section 6.6 and any violation of the restrictions set forth in the two immediately preceding sentences by any representative, whether or not acting on behalf of the Companies or Mancini, shall be deemed to be a breach of this Section 6.6 by the Companies and Mancini.

                                  ARTICLE VII.

                                OTHER AGREEMENTS

         7.1. INDEMNIFICATION. (a) MSSC shall indemnify, defend and hold Mancini and the Companies harmless from any and all losses, liabilities, claims, damages and costs (including reasonable attorneys' fees) arising from or in connection with the Business as operated by MSSC


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

prior to the Effective Date, including, but not limited to, any claims by MSSC employees not hired by the Companies.

                  (b) The Companies shall indemnify, defend and hold MSSC harmless from any and all losses, liabilities, claims, damages and costs (including reasonable attorneys' fees) arising from or in connection with the Business as operated by the Companies prior to the Effective Date.

                  (c) Each of MSSC and the Companies shall indemnify, defend and hold the other Party harmless from any and all losses, liabilities, claims, damages and costs (including reasonable attorneys' fees) arising from any gross negligence, fraud, willful or wanton misconduct, or breach of fiduciary duty on the part of the indemnifying Party, its officers, directors and employees.

                  (d) Each of Mancini and MSSC shall indemnify, defend and hold harmless the other Party from all losses, liabilities, claims, damages, claims and costs (including reasonable attorneys' fees) arising from or in connection with any breach by Mancini or MSSC, as the case may be, of Section 3.1.4 of this Agreement.

         7.2. EMPLOYEE BENEFITS. As soon as reasonably practicable after the date of this Agreement, but in no event later than December 31, 2000, the Companies shall convert their profit sharing plan into a 401(k) employee benefit plan substantially similar to MSSC's plan that is currently in effect. The Companies shall continue to provide their other employee benefits at substantially similar levels from the date of this Agreement until the Buyout.

         7.3. KEY-MAN INSURANCE. Within ten (10) days after the Effective Date, MSSC shall purchase key-man life insurance on TM in an amount up to $2,000,000 with MSSC as the sole beneficiary. In the event of TM's death during the term of this Agreement, MSSC shall use the proceeds from such insurance policy to pay the cash portion of the Buyout Purchase Price.

         7.4. OFFICE LEASE. Simultaneously with or prior to the Buyout, MSSC shall enter into a lease of the real property in which the Companies' offices are currently located in Salt Lake City, Utah. The lease shall be for a term of three (3) years with an option for a term of an additional two (2) years. The lease shall provide for rent consistent and comparable with similarly situated properties and contain such other customary terms and conditions as MSSC and the owner of the real property may mutually agree.

         7.5. USE OF NAMES. The Business shall be conducted during the term of this Agreement under the name "Mancini/Marketing Specialists". As of the Buyout Date, Mancini, in its sole discretion, shall decide whether MSSC shall continue to use the name "Mancini/Marketing Specialists" for a period of up to one year following the Buyout Date. Pursuant to the Buyout, MSSC shall acquire all right, title and interest in the "Mancini & Groesbeck, Inc." name.

         7.6. MSSC EMPLOYEES. Prior to the Effective Date, MSSC shall terminate the employment of all of MSSC's active employees who are assigned to its operations in Salt Lake City, Utah, Boise, Idaho, and Billings, Montana and MSSC's active employees who service the needs of Albertson's on a national basis. The Parties agree and acknowledge that the Companies may interview and offer positions of employment to such former MSSC employees as it deems necessary or advisable but the Companies shall not be obligated to hire any such former MSSC employees. Any and all leases for vehicles used by MSSC employees to which MSSC is currently a party shall not be assumed by the Companies or Mancini and shall remain the sole responsibility of MSSC. Following the Buyout Date, all the Companies' employees shall be given credit for years of employment with the Companies, MSSC, or any of their predecessor companies for purposes of seniority and benefits, including paid leave and 401(k) participation and vesting.

         7.7. MSSC OFFICE EQUIPMENT, FURNISHINGS AND SUPPLIES. MSSC shall allow the Companies the use of such furniture, equipment and supplies as MSSC has in its Salt Lake City, Boise and Billings offices as the Companies may request. The Companies may use such furniture, equipment and supplies at no charge to the Companies, EXCEPT that the Companies shall pay the lease payments currently associated with such assets. Any lease payment or similar obligation not expressly assumed by the Companies shall remain the responsibility of MSSC.

         7.8. GENESYS SYSTEM. The Companies agree to adopt and incorporate the Genesys Order Entry/Administration computer system currently used by MSSC nationally. MSSC shall provide the Companies all Genesys-related hardware and software currently used in its Salt Lake City, Billings and Boise offices, and agrees to provide such technical support and training as may be reasonably requested, at no cost to Mancini. The Companies shall be responsible for the payment of its actual or proportional monthly costs associated with the use of the Genesys computer system.

                                 ARTICLE VIII.

                                   TERMINATION

         8.1. TERMINATION OF AGREEMENT. This Agreement shall be terminated upon the occurrence of any of the following circumstances:

                (a) By mutual written agreement of the Parties;

                (b) Upon the closing of the Buyout;

                (c) By either Mancini or MSSC upon a material breach of any representation, warranty, covenant or agreement on the part of the other Party, which is not cured by the breaching Party within ten (10) days following notice of such breach by the non-breaching Party;

                (d) By either Mancini or MSSC if the other Party shall fail to perform or observe any covenant or agreement contained in this Agreement, to be performed or observed by such Party, which failure shall remain unremedied for thirty (30) days following notice thereof by the non-defaulting Party;

                (e) By either Mancini or MSSC pursuant to the provisions of
        Section 6.1 hereof; or

                (f) By either Mancini or MSSC upon 30 days written notice prior to the expiration of any succession term.

         8.2. EFFECT OF TERMINATION. A termination of this Agreement shall have no effect on nor diminish, alter, nor affect (i) any rights or obligations of the Parties which accrued or arose on or before the date of such termination,
(ii) any indemnification or confidentiality obligations under this Agreement occurring before such termination, (iii) any provisions which by their express terms contemplate performance following such termination, and (iv) any right or cause of action and related remedies arising out of a Party's breach of this Agreement.

                                  ARTICLE IX.

                               GENERAL PROVISIONS

         9.1. COMPLETE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement between the parties and supersedes all agreements (including the letter agreement dated as of March 22, 2000 by and among the Parties), representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. No party hereto shall be bound by or charged with any oral or written agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or the exhibits hereto.

         9.2. NOTICES. All notices under this Agreement shall be in writing and shall be deemed properly given hereunder if (i) delivered by personal service,
(ii) delivered by courier service, (iii) telecopied and confirmed immediately in writing by a copy mailed by registered or certified mail, postage prepaid, return receipt requested, or (iv) when received, if sent by certified or registered mail, postage prepaid, return receipt requested, to the Parties at the addresses hereinafter set forth. The addresses for notices are as follows:

                  If to MSSC, to:

                           Marketing Specialists Sales Company
                           490 Turnpike
                           Canton, Massachusetts 02021
                           Attention: Gerald R. Leonard, CEO
                           Facsimile: (781) 828-8274

                  With a copy to:

                           Marketing Specialists Sales Company
                           17855 Dallas Parkway, Suite 200
                           Dallas, Texas 75287
                           Attention: Eric Golle, Esq.
                           Facsimile: (972) 349-6448

                  If to Mancini or the Companies, to:

                           Mancini & Groesbeck, Inc.
                           164 E. 3900 St.
                           Salt Lake City, Utah 84107
                           Attention: Tad Mancini
                           Chris Mancini
                           Facsimile: (801) 265-9487

                  With a copy to:

                           Winder & Haslam
                           175 West 200 South, Ste 4000
                           Salt Lake City, UT 84101
                           Attention: Don Winder
                           Facsimile: (801) 532-3706

Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as provided herein shall be deemed to be receipt of the notice, demand or request sent. By giving to the other parties written notice thereof, the parties hereto and their respective permitted successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addressee or address for notices, and each shall have the right to specify as its address for notices any other address within the United States of America.

         9.3. PUBLIC ANNOUNCEMENTS. Mancini, the Companies and MSSC shall consult with each other in connection with, and shall endeavor to agree upon the content and timing of, any press releases or other public statements with respect to this Agreement and the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency. The Parties shall not issue any such press release or make any such public statement or filing prior to such consultation, except as may be required by law. In the event the Parties are unable to agree on a public statement or announcement and either MSSC, Mancini or the Companies determines after consultation with their respective counsel that such statement or announcement is required by law or otherwise appropriate, then MSSC, Mancini or the Companies, as the case may be, may issue such statement or announcement.

         9.4. CONFIDENTIAL INFORMATION. Each of Mancini, the Companies and MSSC agrees that any information concerning the business or operations of the other Parties that it has or may receive from the other Parties or such Parties' counsel, accountants, lenders or other representatives shall be treated as confidential and proprietary information, which shall not be disclosed to any third party, shall not be used for any purpose other than evaluating the transactions contemplated by this Agreement, and shall be safeguarded using the same degree of care as the Party uses in protecting its own confidential information, in each case unless such information is of a public record or knowledge or becomes available to the Party on a non-confidential basis from a source other than the other Parties or their representatives.

         9.5. VALIDITY. In the event that any provision of this Agreement shall be held to be invalid or unenforceable, the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Agreement.

         9.6. ASSIGNMENT. No Party shall be allowed to assign or otherwise transfer this Agreement, by operation of law or otherwise, without the express written consent of the other Parties, which consent shall not be unreasonably withheld; provided, however, that MSSC may assign this Agreement and its rights and obligation hereunder to one or more of its Affiliates, and MSSC, or its Affiliates, may assign or pledge this agreement and its rights hereunder to its lenders, without the consent of the other Parties. No such assignment shall relieve MSSC from any obligations hereunder. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the Parties, and their respective permitted successors and assigns.

         9.7. GOVERNING LAW. This Agreement has been entered into in the State of Texas and will be governed by and construed in accordance with the laws of the State of Texas other than the conflict of laws rules thereof. The Parties agree to submit all disputes arising under or relating to this Agreement to the exclusive jurisdiction of the state courts and/or United States federal courts located in Salt Lake County in the State of Utah and consent to the jurisdiction of such courts.

         9.8. WAIVER. No consent or waiver, express or implied, by a Party to or of any breach or default by another Party in the performance by such other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Party of the same or any other obligations of such other Party hereunder. Failure on the part of a Party to complain of any act or failure to act on the part of any other Party or to declare such other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder. The giving of a consent or waiver by a Party in any one instance shall not limit or waive the necessity to obtain such Party's consent or waiver in any future instance.

         9.9. TERMINOLOGY AND CONSTRUCTION. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; and the singular shall include the plural and vice versa. Titles of Articles, Sections and Subsections are for convenience only, and neither limit nor amplify the provisions of this Agreement. The use herein of the word "including," when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation," or "but not limited to," or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

         9.10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

         9.11. FURTHER ASSURANCES. Each party hereto agrees to do all acts and things, and to make, execute and deliver such written instruments, as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

         9.12. NO THIRD PARTY RIGHTS. This Agreement shall not (directly, indirectly, contingently or otherwise) confer or be construed as conferring any rights or benefits on any Person that is not named a Party or a permitted transferee of a Party hereunder.

         9.13. AMENDMENT. This Agreement may not be amended, altered or modified except by an instrument in writing executed by each Party.

         9.14. REMEDIES. Each of the parties to this Agreement will be entitled to enforce his or its rights under this Agreement specifically, to recover damages (including, without limitation, reasonable fees and expenses of counsel) by reason of any breach of any provision of this Agreement and to exercise all other rights existing in his or its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Agreement and that any party may in his or its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. Such injunction or decree shall be available without the posting of any bond or other security.

         9.15. SUBORDINATION. All obligations of MSSC under this Agreement are, and at all times hereafter will be, junior and subordinate in right of payment and exercise of remedies to the indefeasible prior payment in full in cash of all obligations owed in respect of the Senior Debt (as defined below). The subordination of the obligations under this Agreement is for the benefit of all holders of Senior Debt from time to time, whether such Senior Debt is outstanding on the date hereof or incurred, created or arising hereafter. Upon the occurrence and during the continuance of any default or event of default under any Senior Debt, MSSC will not make, and, provided the Companies and Mancini (together, the "SUBORDINATED PARTIES") have received notice of such default or event of default, the Subordinated parties will to accept or receive or take any action to collect, any payment of any portion of the obligations under this Agreement until all obligations with respect to such Senior Debt have been indefeasibly discharged in full in cash. Should any payment, distribution, security, or proceeds thereof be received by the Subordinated Parties contrary to the terms hereof, the Subordinated Parties shall immediately upon demand deliver the same to the holders of the Senior Debt in precisely the form received (except for endorsement or assignment of such the Subordinated Parties where necessary), for application on or to secure the Senior Debt, whether it is due or not due, and until so delivered the same shall be held in trust by the Subordinated Parties as property of the holders of the Senior Debt. Nothing in this Section 9.15 shall prohibit the Subordinated Parties from receiving and retaining amounts due to the Subordinated Parties hereunder, provided that at the time such amount is paid to the Subordinated Parties there shall not have occurred or be continuing any default or event of default under any Senior Debt.

         For purposes of this Section 9.15, "SENIOR DEBT" shall mean (i) the liabilities of MSSC under that certain guaranty given by MSSC guarantying all indebtedness and obligations of Parent, as successor by merger to Richmont Marketing Specialists, Inc., under that certain Indenture dated as of December 19, 1997, among Parent, Chase Bank of Texas, National

Association, successor-in-interest to Texas Commerce Bank National Association, as trustee, and the notes issued pursuant thereto, as the same may be amended, restated, refinanced, supplemented or otherwise modified from time to time (the "INDENTURE"), (ii) all indebtedness and obligations of Parent, as successor by merger to Richmont Marketing Specialists, Inc., under the Indenture, (iii) all indebtedness and obligations of MSSC or Parent in favor of any bank or trust company or any affiliate thereof or comparable institutional lender that is part of a syndicated group of lenders that includes a bank or trust company, providing financing to MSSC or Parent or entering into swap or hedging agreements with MSSC or Parent, (iv) the liability of MSSC under that certain Second Amended and Restated Guaranty, dated March 30, 2000, given by MSSC guarantying all indebtedness and obligations of Parent under that certain Second Amended and Restated Credit Agreement, dated March 30, 2000, among Parent, the lenders party thereto and First Union National Bank, as agent for the lenders, as the same may be amended, restated, refinanced, supplemented or otherwise modified from time to time (the "FIRST UNION CREDIT AGREEMENT"), (v) all indebtedness and obligations under the First Union Credit Agreement and all Senior Obligations as defined under the First Union Credit Agreement, and (vi) any other indebtedness that by its terms ranks senior to or pari passu with the First Union Credit Agreement in right of payment, including, without limitation, the liabilities of MSSC under that certain Credit Agreement, dated March 30, 2000, among Parent and certain of its subsidiaries, The Chase Manhattan Bank, as Agent, and the banks named therein, as the same may be amended, restated, refinanced, supplemented or otherwise modified from time to time.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                       MARKETING SPECIALISTS SALES
                                       COMPANY, a Texas Corporation

                                       By:
                                          -----------------------------------
                                       Name:
                                            ---------------------------------
                                       Title:
                                             --------------------------------


                                       MANCINI & GROESBECK, INC., a Utah
                                       Corporation

                                       By:
                                          -----------------------------------
                                       Name:
                                            ---------------------------------
                                       Title:
                                             --------------------------------


                                       MANCINI & GROESBECK, INC. MONTANA, a
                                       Montana Corporation

                                       By:
                                          -----------------------------------
                                       Name:
                                            ---------------------------------
                                       Title:
                                             --------------------------------


                                       --------------------------------------
                                       TAD MANCINI


                                       --------------------------------------
                                       CHRIS MANCINI



                                       S-1